Exhibit (e)(7)

Amendment to Stratasys Ltd. RSU and PRSU Grant Agreements

Eitan Zamir

Reference is hereby made to all prior Notices of Restricted Share Unit (RSU) awards, Restricted Share Unit agreements, Performance Restricted Share Unit (PRSU) grant agreements and any other award or grant agreements or instruments (collectively, “Awards”) entered into by Stratasys Ltd. (the “Company”) with the undersigned grantee (the “Grantee”) under the Stratasys Ltd. 2012 Omnibus Equity Incentive Plan, as amended (the “2012 Plan”). The contents of this letter shall furthermore apply to any future Awards that the Company may grant to the Grantee under the Company’s 2022 Share Incentive Plan (the “2022 Plan”, and together with the 2012 Plan, the “Plans”), even if the terms of any such Award under the 2022 Plan contradict, or do not include, the terms hereof.

Notwithstanding the terms of any Award (or any provision of the Plans), the Company and the Grantee hereby agree that the terms of all Awards heretofore or hereafter granted to the Grantee are hereby amended as follows:

If the Grantee is in the continuous service of the Company (or an affiliate of the Company) and the Company effects a Merger/Sale (as defined in the respective Plans) and within 12 months after the consummation of the Merger/Sale, (i) Grantee’s employment is terminated by the Company (or an affiliate thereof), or by a successor entity resulting from the Merger/Sale (a “Successor”), not for Cause (as defined below), or (ii) Grantee resigns for Good Reason (as defined below), the vesting of one-half of the then-unvested Awards of the Grantee will accelerate, subject to the further terms of the Plans.

For purposes of this letter, “Cause” shall mean any of the following:

a.	The Grantee committed a crime or an act involving moral turpitude.

b.	A breach of a fiduciary duty or duty or loyalty by the Grantee against the Company.

c.	The Grantee behaved in a manner that does not reflect his/her stature and position at the Company or in a manner that could harm the Company or its business.

d.	Serious disciplinary violation by the Grantee.

e.	A material breach of the Grantee’s employment agreement by the Grantee, including without limitation, a breach of any of his/her undertakings to maintain confidentiality, non-competition and assignment of intellectual property under the terms thereof.

f.	Any other act or omission of the Grantee which under applicable law enable(s) entire and/or partial denial of severance payments or prior notice or redemption thereof.

For purposes of this letter, the following scenarios shall be deemed “Good Reason” for resignation by the Grantee following a Merger/Sale: (i) a material adverse change in Grantee’s duties, job title and responsibilities (including reporting responsibilities) relative to Grantee’s duties and responsibilities as in effect immediately prior to the Merger/Sale, except where such change is (x) at Grantee’s request or (y) results from Grantee’s promotion; (ii) a material change in the Grantee’s employment terms and/or the benefits levels provided for under each employee benefit plan, program and practice in which Grantee was participating at any time prior to such Merger/Sale (except in connection with a general reduction of salary and benefits to all executive employees); provided, however, that Grantee has notified the Company or the Successor, as applicable, within thirty (30) days after the occurrence of any of the events listed in clauses (i) through (ii) above (as applicable), and the Company or the Successor (as the case may be) failed to cure such event within thirty (30) days after the receipt of such notice.

Stratasys Ltd.

1 Holtzman St., Science Park, P.O. Box 2496, Rehovot 76124, Israel T:+972-74-745-4000 F:+972-74-745-4001 www.stratasys.com

IN WITNESS WHEREOF, each of the Company and the Grantee have set forth their hand to this Amendment to RSU and Option Grant Agreements:

Stratasys:		Grantee:

By:	/s/ Yoav Zeif	/s/ Eitan Zamir
Name:	Yoav Zeif	Name:	Eitan Zamir
Title:	Chief Executive Officer	Date:
Date:

By:	/s/ Nava Kazar
Name:	Nava Kazar
Title:	Chief People Officer
Date:	12/8/2022

Stratasys Ltd.

1 Holtzman St., Science Park, P.O. Box 2496, Rehovot 76124, Israel T:+972-74-745-4000 F:+972-74-745-4001 www.stratasys.com